Exhibit 99.1

SERES THERAPEUTICS REPORTS FOURTH QUARTER AND FULL YEAR 2025

FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATES

Readout of investigator-sponsored SER-155 study in immune checkpoint–related enterocolitis, a frequent and serious side effect in cancer patients treated with immune checkpoint inhibitors, on track for Q2 2026

Seres operational focus on advancing live biotherapeutic programs for inflammatory and immune diseases

Company working to create meaningful partnerships with collaborators to support continued development of pipeline programs, including SER-155 for allogeneic hematopoietic stem cell transplant (allo-HSCT)

CAMBRIDGE, Mass.- March 12, 2026 - Seres Therapeutics, Inc. (Nasdaq: MCRB), (Seres or the Company), a leading live biotherapeutics company, today reported fourth quarter and full year 2025 financial results and provided business updates.

“As highlighted in our recent announcements, we are prioritizing our promising inflammatory and immunology biotherapeutics portfolio, including SER-603 for inflammatory bowel disease,” said Richard Kender, Executive Chair and interim CEO of Seres. “We are on track to report clinical data from the fully enrolled investigator-sponsored study at Memorial Sloan Kettering Cancer Center evaluating SER-155 to treat immune checkpoint inhibitor-related enterocolitis in the second quarter of this year. This serious condition affects up to 50% of immune checkpoint-treated cancer patients, with rates varying based on cancer drug and treatment regimen, and represents a sizable therapeutic and commercial opportunity. Additionally, our SER-155 program for the prevention of serious bloodstream infections in patients undergoing allo-HSCT for blood cancer is Phase 2 ready, and we continue to seek funding to support further development.

“To advance these opportunities, we continue to judiciously manage our resources, focusing on progressing our prioritized programs, as we pursue partnerships and other funding sources. We are in discussion with collaborators who could potentially provide Seres with additional financial and other resources to support pipeline advancement and value creation.”

Recent Highlights

•

As highlighted in recent press releases from February and March, Seres is prioritizing its emerging programs in inflammatory & immune diseases, including SER-603 for inflammatory bowel disease (IBD) and SER-155 for immune checkpoint-related enterocolitis (irEC). The Company also announced leadership changes, including the appointment of Richard N. Kender as Executive Chair and interim Chief Executive Officer.

•

Seres is collaborating with Memorial Sloan Kettering Cancer Center on an investigator-sponsored trial (IST) evaluating SER-155 in participants with irEC. irEC is among the most frequent and severe immune-related adverse events (irAEs) in recipients of immune checkpoint-inhibitor therapy and can be observed in up to 50% of patients, with rates varying based on cancer drug and treatment regimen. Study enrollment is complete, with 15 subjects enrolled, and clinical data are expected in Q2 2026. Data from this IST could further inform the expansion of indications well-suited to Seres’ live biotherapeutic approach.

•

The Company continues to advance its preclinical stage live biotherapeutic product candidates, including SER-603. The Company is conducting IND-enabling activities for SER-603 and is engaging potential collaborators to support the clinical advancement of this program as a mono- or combination therapy for IBD.

•

SER-155 Phase 2 key preparatory activities have advanced to support further development for the prevention of serious bloodstream infections in patients undergoing allo-HSCT for blood cancer. Efforts to secure funding to commence the study remain ongoing.

•

In January, the Company announced the publication of manuscripts in Nature Medicine and the Journal of Infectious Diseases, highlighting new insights into the functional mechanism and clinical impact of VOWST™, which was previously sold to Nestle Health Science. These publications further inform the continued development of Seres’ next-generation live biotherapeutics pipeline.

Financial Results

The Company has classified all historical operating results for the VOWST business within discontinued operations in the consolidated statements of operations for the comparative periods presented. There is no activity in the current period related to discontinued operations.

•

Net income from continuing operations was $5.7 million for the full year 2025, as compared to a net loss from continuing operations of $125.8 million for 2024. The difference in results between 2025 and 2024 were primarily due to: $26.6 million of lower operating expenses in 2025, an increase of $75 million in the gain on sale due to the installment payments received from Nestle in 2025, the $23.4 million loss on extinguishment of debt recognized in 2024 upon repayment of debt following the sale of VOWST, and an increase of $7 million in payments from Nestle related to transition services provided by the Company. Net loss from continuing operations was $15.3 million for the fourth quarter of 2025, as compared to a net loss from continuing operations of $15.7 million for the same period in 2024.

•

Research and development (R&D) expenses for the year ended December 31, 2025, were $49.1 million, compared with $64.6 million for the same period in 2024. The year-over-year decrease of $15.5 million was primarily driven by lower personnel expenses, lower live biotherapeutics platform investments, and lower expenses related to our SER-155 program. R&D expenses for the fourth quarter of 2025 were $11.7 million, compared with $12.8 million for the fourth quarter of 2024.

•

General and administrative (G&A) expenses for the year ended December 31, 2025, were $39.2 million, compared with $53.2 million for the same period in 2024. The year-over-year decrease of $14 million was primarily due to reduced personnel expenses, lower professional fees, and lower facility-related costs and cost management activities. G&A expenses for the fourth quarter of 2025 were $7.5 million, compared with $12.5 million for the fourth quarter of 2024.

•

Manufacturing Services expenses were $6.5 million for the year ended December 31, 2025, as compared to $3.5 million in 2024. These costs relate to the provision of manufacturing services under the transition services agreement with Nestlé. The associated reimbursement received from Nestlé related to these expenses is recognized in other (expense) income, net.

Cash and Cash Runway

As of December 31, 2025, Seres had $45.8 million in cash and cash equivalents, which includes net proceeds of $12.2 million raised in Q4 2025 through the Company’s at-the-market equity offering program. Based on Seres’ current cash position and operating plans, the Company expects to fund operations through the third quarter of 2026. The Company continues to evaluate further opportunities to extend its cash runway.

About Seres Therapeutics

Seres Therapeutics, Inc. (Nasdaq: MCRB) is a clinical-stage biotechnology company developing novel live biotherapeutics, with a focus on inflammatory and immune diseases. The Company led the development and FDA approval of VOWST™, the first orally administered microbiome therapeutic, which was subsequently divested to Nestlé Health Science. SER-155, which has received Breakthrough Therapy and Fast Track designations, is being advanced for patients undergoing allogeneic hematopoietic stem cell transplant (allo-HSCT), and is Phase 2 ready, pending receipt of funding. An investigator-sponsored trial of SER-155 is ongoing in immune checkpoint inhibitor–related enterocolitis (irEC) to further evaluate the potential breadth of the Company’s live biotherapeutic platform. SER-603, in development for irritable bowel disease, is designed to modulate the gastrointestinal microbiome and support mucosal barrier integrity by targeting inflammatory bacteria and associated metabolites. For more information, please visit www.serestherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements about: the design, timing and results of our clinical studies and data readouts; current or future product candidates and their potential impacts and outcomes; clinical development plans and commercial opportunities; communications with, feedback from, or submissions to the FDA; operating plans; cost reduction actions and their anticipated benefits; our cash runway; our ability to secure a strategic, R&D, or other partnership and/or generate or obtain additional capital, financing or other resources; our ability to operationalize a study upon receipt of any financing; our planned strategic focus; the anticipated timing of any of the foregoing; and other statements that are not historical fact.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: (1) our need for additional funding; (2) our ability to continue as a going concern; (3) we have incurred significant losses, are not currently profitable and may never become profitable; (4) our cost reduction actions may not achieve their intended benefits, including an extended cash runway; (5) our limited operating history; (6) the expected payments from the VOSWT sale are subject to risks and uncertainties; (7) we may not be able to realize the anticipated benefits of the VOWST sale, and may face new challenges as a smaller, less diversified company; (8) we have in the past and may in the future receive notice of the failure to satisfy a continued listing rule from The Nasdaq Stock Market LLC; (9) our novel approach to therapeutic intervention; (10) our reliance on third parties to conduct our clinical trials and manufacture our product candidates; (11) our ability to achieve market acceptance necessary for commercial success; (12) the competition we will face; (13) our ability to protect our intellectual property; (14) impact of our recent management transitions and appointments and our ability~~,~~ to retain key personnel; and (15) disruptions at the FDA or other government agencies. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission (SEC) on March 12, 2026, as well as our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

SERES THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share data)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$45,766	$30,793
Accounts receivable due from SPN - related party	360	2,068
Accounts receivable	157	—
Prepaid expenses and other current assets (1)	3,093	5,813

Total current assets	49,376	38,674
Property and equipment, net	7,635	11,534
Operating lease assets	72,483	80,903
Restricted cash	8,668	8,668
Other non-current assets	31	31

Total assets	$138,193	$139,810

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$1,682	$4,079
Accrued expenses and other current liabilities	3,972	10,719
Accrued liabilities due to SPN - related party	3,278	17,750
Operating lease liabilities	10,390	8,674

	19,322	41,222
Operating lease liabilities, net of current portion	72,576	82,966
Other long-term liabilities	2,077	1,838

Total liabilities	93,975	126,026

Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized at December 31, 2025 and 2024; no shares issued and outstanding at December 31, 2025 and 2024	—	—
Common stock, $0.001 par value; 360,000,000 shares authorized at December 31, 2025 and 2024, respectively; 9,556,446 and 8,650,227 shares issued and outstanding at December 31, 2025 and 2024, respectively	10	9
Additional paid-in capital	1,016,611	991,874
Accumulated deficit	(972,403)	(978,099)

Total stockholders’ equity	44,218	13,784

Total liabilities and stockholders’ equity	$138,193	$139,810

[1]

Includes $0 as of December 31, 2025 and $2,683 as of December 31, 2024 of unbilled receivable from SPN (related party) related to certain costs of the transition services performed by the Company. See Note 3, Discontinued Operations and TSA, for further details.

SERES THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited, in thousands, except share and per share data)

	Year Ended December 31,
	2025	2024	2023
Revenue:
Grant revenue	789	—	—

Total revenue	789	—	—
Operating expenses:
Research and development expenses	$49,060	$64,600	$117,597
General and administrative expenses	39,156	53,183	77,500
Manufacturing services	6,544	3,532	—

Total operating expenses	94,760	121,315	195,097

Loss from operations	(93,971)	(121,315)	(195,097)

Other income (expense):
Gain on sale of VOWST Business	80,685	5,684	—
Interest income	2,227	3,967	7,301
Interest expense	—	—	(2,468)
Other income (expense), net (2)	16,755	(14,107)	134

Total other income (expense), net	99,667	(4,456)	4,967

Net income (loss) from continuing operations	$5,696	$(125,771)	$(190,130)
Net income from discontinued operations, net of tax	$—	$125,907	$76,406

Net income (loss)	$5,696	$136	$(113,724)

Net income (loss) from continuing operations per share attributable to common stockholders - basic	$0.64	$(16.20)	$(29.71)
Net income from discontinued operations per share attributable to common stockholders - basic	$—	$16.20	$11.94

Net income (loss) per share attributable to common stockholders - basic	$0.64	$—	$(17.77)
Net income (loss) from continuing operations per share attributable to common stockholders - diluted	$0.64	$(16.20)	$(29.71)
Net income from discontinued operations per share attributable to common stockholders - diluted	$—	$16.20	$11.94

Net income (loss) per share attributable to common stockholders - diluted	$0.64	$—	$(17.77)
Weighted average common shares outstanding - basic	8,858,975	7,769,910	6,400,339
Weighted average common shares outstanding - diluted	8,869,742	7,769,910	6,400,339

Other comprehensive income:
Unrealized gain on investments, net of tax of $0	—	—	10
Currency translation adjustment	—	—	2

Total other comprehensive income	—	—	12

Comprehensive income (loss)	$5,696	$136	$(113,712)

[2]	Includes $13,311 and $6,292 for the years ended December 31, 2025 and 2024 related to reimbursement received from SPN (related party) for transition services provided by the Company.

Investor and Media Contact:

IR@serestherapeutics.com

Carlo Tanzi, Ph.D.

Kendall Investor Relations

ctanzi@kendallir.com